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Exhibit 10.79

CONFIDENTIAL RESIGNATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS

        1.    Graham Freeman ("Employee") was employed by Adobe Systems Incorporated (the "Company") on or about July 15, 1991. Employee has now decided to resign from his employment with the Company. It is the Company's desire to provide Employee with certain benefits that he would not otherwise be entitled to receive upon his resignation and to resolve any claims that Employee has or may have against the Company. Accordingly, Employee and the Company agree as set forth below. Agreement shall become effective on the eighth day after it is signed by Employee, but only if Employee has not previously revoked his acceptance of this agreement (the "Effective Date").

        2.    Employee hereby resigns voluntarily from his employment with the Company effective as of November 30, 2001 (the "Resignation Date"). Employee's employment with the Company will terminate effective as of the Resignation Date.

        3.    The Company shall provide Employee with the following benefits:

    (a)
    A lump sum severance payment equal to 12 months' total target compensation (base pay and management incentive plan) at Employee's final base pay rate, less applicable withholding. Employee has the option of deferring the lump sum payment to January 2, 2002.

    (b)
    Continuation of pay at current base salary rate (such payments will be made in accordance with the Company's normal payroll procedures), health care benefits, stock option vesting and Employee Stock Purchase Plan (ESPP) participation through the Resignation Date

    (c)
    Eligible for Q4'01 management incentive plan and profit sharing bonuses if earned and paid accordingly to the Plans. To be paid according to the normal bonus payment schedule.

    (d)
    In the event that Employee elects to obtain continued group health insurance coverage in accordance with federal law (COBRA) following the Resignation Date, the Company will pay for the premiums for such coverage through the earlier of November 1, 2002 or the date on which Employee first obtains other group health insurance coverage; thereafter, Employee may elect to purchase continued group health insurance coverage at his own expense in accordance with COBRA. Coverage will be provided for Employee and eligible family members.

    (e)
    The Company agrees that, under the Promissory Note from Employee for $1,000,000.00 dated November 12, 1999 (the "Note"), it will not exercise its right to accelerate the payment of unpaid principal because of Employee's termination of employment, but Company reserves the right to accelerate payment for any other reason authorized by the Note. Imputed interest may apply after the Resignation Date, so that the Note is no longer tax-free to Employee. All other terms and conditions of the Note shall continue in full force and effect.

    (f)
    The Company will allow you to keep your existing laptop.

    (g)
    The Company agrees that it will not contest any claim for unemployment benefits that may be filed by Employee after the Resignation Date.

Employee acknowledges that he will be paid all wages and any unused PTO that Employee earned during his employment with the Company. Employee understands and acknowledges that he shall not be entitled to any payments or benefits from the Company other than those expressly set forth in this Paragraph 3. Company shall provide the severance payment in paragraph 3(a) to employee within 15 days of the later of the Effective Date and the date it is re-signed by Employee.

        4.    Employee and his successors release the Company and its shareholders, investors, officers, directors, employees, agents, attorneys, insurers, legal successors, and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time, had or shall or may have against the released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including November 30, 2001, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans With Disabilities Act, the Fair Employment and Housing Act or any other applicable law. As additional consideration for the severance payment described in paragraph 3(a), employee agrees that he will reaffirm this release of claims by re-signing this Agreement in the space provided at the end of the Agreement on or after the Resignation Date.

        5.    Employee acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

    A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Employee waives any rights that he has or may have under section 1542 or any similar provision of the laws of any other jurisdiction (including the State of California) to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

        6.    Employee acknowledges and agrees that he shall continue to be bound by and comply with the terms of the Employee Inventions and Proprietary Rights Assignment Agreement that employee signed in connection with his employment by the Company.

        7.    Employee agrees that he shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law. Employee further agrees that he will not, at any time in the future, make any critical or disparaging statements about the Company, its products or its employees, unless such statements are made truthfully in response to a subpoena or other legal process.

        8.    In response to inquiries from prospective employers regarding Employee, the Company will provide no information other than Employee's dates of employment and positions held with the Company.

        9.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee.

EMPLOYEE UNDERSTANDS THAT HE MAY CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EMPLOYEE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 3.

Dated:	2 November, 2001	/s/ GRAHAM FREEMAN Graham Freeman
Dated:	, 2001	ADOBE SYSTEMS INCORPORATED
		By:	/s/ THERESA TOWNSLEY

By re-signing this Agreement on or after the Resignation Date, I hereby reaffirm the release of all known and unknown claims set forth in paragraphs 4 and 5 above. I understand that I may revoke this Agreement at any time during the 7 days after I re-sign it.

Dated:	2 November, 2001	/s/ GRAHAM FREEMAN Graham Freeman
30 November 2001		/s/ GRAHAM FREEMAN
Note: Please defer severance payment until January, 2002.
/s/ GRAHAM FREEMAN

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  Exhibit 10.79
CONFIDENTIAL RESIGNATION AGREEMENT AND GENERAL RELEASE OF CLAIMS